UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 13, 2008

SureWest Communications
(Exact Name of Registrant as Specified in its Charter)

California	000-29660	68-0365195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Vernon Street, Roseville, California	95678
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(916) 772-2000

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In connection with its acquisition of Everest Broadband, Inc. (“Everest”) (as described in the Current Report on Form 8-K filed by SureWest Communications (the “Company”) with the Securities and Exchange Commission on February 13, 2008), on February 13, 2008 the Company entered into a Second Amended and Restated Credit Agreement for a $240 million credit facility (the “Credit Agreement”) with CoBank, ACB (“CoBank”), in its capacity as administrative agent, as lead arranger, as issuing lender, as swingline lender and as a lender (together with each other lender from time to time party thereto, the “Lenders”). The Credit Agreement restates and replaces the credit agreement entered into by the Company and CoBank on May 14, 2007 (the “Previous Credit Agreement”). The credit facilities under the Credit Agreement were used in part to acquire Everest and are available for the Company’s general corporate purposes.

The Credit Agreement includes (i) a $60 million revolving loan facility (the “Revolving Loan Facility”), which includes a $25 million subfacility for the issuance of letters of credit for the Company’s account and a $20 million subfacility for swingline (same-day) loans, (ii) a 4.25-year $120 million term loan facility (the “Term Loan A Facility”), which includes the $40 million term loan previously advanced by CoBank to the Company under the Previous Credit Agreement (such term loan, the “Original Term Loan A”) and (iii) a 1-year $60 million term loan facility (the “Term Loan B Facility”). The Revolving Loan Facility and the Term Loan A Facility have a term of approximately 4.25 years, and all amounts outstanding under the Revolving Loan Facility and the Term Loan A Facility will be due and payable on May 1, 2012. The Term Loan B Facility has a term of 1 year, and all amounts outstanding under the Term Loan B Facility will be due and payable on February 12, 2009. As of February 13, 2008, the Company had borrowed $4 million in revolving loans under the Revolving Loan Facility, the full $120 million in term loans under the Term Loan A Facility, and the full $60 million in term loans under the Term Loan B Facility. In addition, as of February 13, 2008, the Company had contingent reimbursement obligations with respect to letters of credit issued for its account under the Revolving Loan Facility in the amount of $110,000.

Borrowings under the Credit Agreement (other than the Original Term Loan A until June 1, 2011) will bear interest based, at the Company’s election, on the London interbank offered rate (“LIBOR”) or CoBank’s prime rate plus, in either case, an applicable margin. The applicable margin is based on the Company’s leverage ratio. The applicable margin ranges between 1.00% and 1.75% for LIBOR loans and between 0.00% and 0.75% for prime rate loans; provided that (i) the applicable margins for the Term Loan B will increase by 0.25% above the aforementioned ranges on and after May 13, 2008, (ii) unless the Term Loan B has been reduced to $30 million or less on or before May 31, 2008 from the proceeds of the sale of the Company’s wireless business, the applicable margins for the Term Loan B will increase by 3.00% above the aforementioned ranges and (iii) if the Term Loan B has been reduced to $30 million or less on or before May 31, 2008 from the proceeds of the sale of the Company’s wireless business, the applicable margins for the Term Loan B will increase by 0.75% above the aforementioned ranges on and after August 12, 2008. The Original Term Loan A will bear interest at a fixed rate of 6.286% through and including May 31, 2011, and thereafter the Original Term Loan A will bear interest as described in the first three sentences of this paragraph.

The Credit Agreement includes usual and customary covenants for credit facilities of this type, including covenants limiting debt, investments, dividends, transactions with affiliates, liens, mergers, asset sales and material changes in the business of the Company or its subsidiaries. The Credit Agreement also requires the Company, at the end of any fiscal quarter, to maintain a leverage ratio of less than or equal to 3.75 to 1.0, an interest coverage ratio of greater than or equal to 3.0 to 1.0 and an adjusted consolidated net worth of not less than $160,000,000.

In the event of a default by the Company under the Credit Agreement, including cross-defaults relating to specified other debt of the Company or its subsidiaries in excess of $5 million, the Lenders may declare the amounts outstanding, including all accrued interest, payable immediately. In addition, the Lenders may enforce any and all rights and remedies created under the Credit Agreement or applicable law. For events of default relating to bankruptcy or receivership, the amounts outstanding, including all accrued interest and any unpaid fees, become payable immediately.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 with respect to the $240 million credit facility under the Second Amended and Restated Credit Agreement dated as of February 13, 2008 is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Second Amended and Restated Credit Agreement dated as of February 13, 2008 among SureWest Communications, CoBank, ACB, in its capacity as administrative agent, as lead arranger, as issuing lender, as swingline lender and as a lender, and each other lender from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREWEST COMMUNICATIONS
By:
Steve C. Oldham President and Chief Executive Officer

Date: February 13, 2008

EXHIBIT INDEX

Exhibit No.	Description
10.1
Second Amended and Restated Credit Agreement dated as of February 13, 2008 among SureWest Communications, CoBank, ACB, in its capacity as administrative agent, as lead arranger, as issuing lender, as swingline lender and as a lender, and each other lender from time to time party thereto.